PVH CORP. REPORTS 2026 FIRST QUARTER RESULTS AND UPDATES FULL YEAR OUTLOOK

•Delivered first quarter revenue of $2.0 billion, exceeding guidance on a reported basis and in line with guidance in constant currency

•Increased direct-to-consumer revenues by 6% (3% in constant currency) with growth in both stores and e-commerce across Calvin Klein and Tommy Hilfiger

•Generated first quarter operating margin at the high end of guidance

•Scaled the impact of continued product innovation, growing full hero product categories of denim and underwear for ‘Calvin Klein’ and sweaters and outerwear for ‘TOMMY HILFIGER’ across both stores and e-commerce

•Delivered enhanced 360-degree Spring marketing campaigns, with a sharper focus on our power consumer segments, attracting new customers across both brands and all three regions

•Elevated the consumer experience across all channels with stepped-up investments in e-commerce, and store and shop-in-shop renovations

•Full year earnings outlook now includes the estimated negative prolonged effects of the Middle East conflict together with the offsetting benefit of tariff refunds; updated full year 2026 revenue now projected to be approximately flat and operating margins unchanged at approximately 8.8% on a non-GAAP basis.

New York - June 3, 2026 - PVH Corp. [NYSE: PVH] today reported its 2026 first quarter results and updated its 2026 outlook.

Stefan Larsson, Chief Executive Officer, commented, “We delivered on our plan and commitments in the first quarter, reflecting our disciplined PVH+ Plan execution and the consumer momentum we are building with our two iconic global brands, Calvin Klein and TOMMY HILFIGER. Importantly, we grew our direct-to-consumer business, with growth in stores and online across both brands. We also grew multiple full hero categories in DTC –– underwear and denim for Calvin and sweaters and outerwear for TOMMY –– as we scale the impact of our stronger product, cut-through campaigns and improved consumer experience. Season by season, we are delivering our long-term growth strategy and expanding our commercial impact.”

Larsson continued, "As we look forward, we are balancing two opposing forces: on one side, the increasing brand and business momentum we are driving in both Calvin and TOMMY, and on the other, the prolonged effects of the Middle East conflict, which is putting pressure on the consumer in EMEA. We are adjusting to the moment, while keeping our long-term approach to fueling our brand and business momentum –– including growing our APAC and Americas businesses overall, fueling new consumer acquisition and e-commerce strength in all regions, and continuing to invest in our effective marketing –– on our journey to build Calvin Klein and TOMMY HILFIGER into their full potential.”

Melissa Stone, Interim Chief Financial Officer, said, “For the first quarter, we delivered our overall plan and exceeded our EPS guidance, reflecting disciplined execution across the business in a highly dynamic operating environment. For the full year, while we continue to expect growth in our Americas and APAC businesses, our EMEA performance is expected to be negatively impacted by the prolonged effects of the Middle East conflict, resulting in our now lowered full year revenue outlook. We are maintaining our overall operating margin guidance, as our earnings outlook now includes the benefit of tariff refunds, enabling us to absorb the prolonged effects of the Middle East conflict while continuing our planned investments. We continue to strengthen our data- and demand-driven operating model, improve inventory productivity, and balance a disciplined approach to managing expenses with continued high-value brand-accretive investments to support the long-term growth of Calvin Klein and TOMMY HILFIGER.”

Key Highlights

•First quarter:
◦Revenue: Increased 2% to $2.025 billion compared to the prior year period and exceeded guidance of a slight increase. Decreased 2% on a constant currency basis, in line with guidance of a low single-digit decrease.
◦Operating margin:
▪GAAP basis: 6.1%, includes items that are described under the heading “Non-GAAP Exclusions,” which have been excluded from the Company’s results on a non-GAAP basis.
▪Non-GAAP basis: 6.5%, in line with guidance of 6.0% to 6.5%.
◦EPS:
▪GAAP basis: $1.90, includes items that are described under the heading “Non-GAAP Exclusions,” which have been excluded from the Company’s results on a non-GAAP basis.
▪Non-GAAP basis: $2.01 exceeded guidance of $1.65 to $1.80.
◦Inventory: Decreased 5% to $1.510 billion compared to the prior year.
•Full year outlook:
◦Revenue: Projected to be approximately flat compared to a slight increase previously. Projected to decrease slightly on a constant currency basis compared to flat to a slight increase previously.
◦Operating margin: Reaffirms outlook of approximately 8.8% on a non-GAAP basis.
◦EPS: Reaffirms outlook of a range of $11.80 to $12.10 on a non-GAAP basis.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are defined or described in greater detail near the end of this release under the heading “Non-GAAP Exclusions”. Amounts stated on a constant currency basis also are deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented after the Non-GAAP Exclusions section and identify and quantify all excluded items.

First Quarter Review:

•Revenue of $2.025 billion increased 2% compared to $1.984 billion in the prior year period (decreased 2% on a constant currency basis).

Revenue performance for the Company's reportable segments in the first quarter compared to the prior year period was as follows:

◦EMEA revenue increased 2% compared to the prior year period (decreased 5% on a constant currency basis). The decrease in revenue on a constant currency basis was driven by declines in both the direct-to-consumer and wholesale businesses, including softer consumer demand due to the prolonged effects from the conflict in the Middle East and its broader macroeconomic effects.

◦Americas revenue decreased 1% compared to the prior year period (decreased 2% on a constant currency basis), as growth in the direct-to-consumer business was more than offset by a decrease in the wholesale business. The decrease in wholesale revenue included (i) a decrease in the first quarter related to the overall impact of a shift in the timing of wholesale shipments from the first half to the second half of 2026 as compared to the prior year period partially offset by (ii) an increase driven by the transition in-house of previously licensed women’s product categories.

◦APAC revenue increased 10% compared to the prior year period (increased 6% on a constant currency basis). The increase in revenue on a constant currency basis includes an approximately 4% favorable impact from the timing of Lunar New Year, which occurred in the first quarter of 2026 but did not occur in the first quarter of 2025. The increase in revenue on a constant currency basis reflected growth in the direct-to-consumer business partially offset by a decrease in the wholesale business.

◦Licensing revenue decreased 7% compared to the prior year period, primarily due to license transitions in North America.

Revenue performance for the Company's global brand businesses in the first quarter compared to the prior year period was as follows:

◦Tommy Hilfiger revenue increased 3% compared to the prior year period (decreased 2% on a constant currency basis).

◦Calvin Klein revenue increased 1% compared to the prior year period (decreased 3% on a constant currency basis).

Revenue performance for the Company's directly operated channels in the first quarter compared to the prior year period was as follows:

◦Direct-to-consumer revenue increased 6% compared to the prior year period (increased 3% on a constant currency basis).
▪Owned and operated store revenue increased 5% compared to the prior year period (increased 2% on a constant currency basis). On a constant currency basis, revenue growth in Americas and APAC was partially offset by a decline in EMEA.
▪Owned and operated digital commerce revenue increased 11% compared to the prior year period (increased 6% on a constant currency basis). On a constant currency basis, revenue increased in all regions.

◦Wholesale revenue was flat compared to the prior year period (decreased 6% on a constant currency basis). On a constant currency basis, revenue declined in all regions.

•Gross margin was 58.6% compared to 58.6% in the prior year period. Gross margin in 2026 reflects the impacts of (i) increased tariffs on goods coming into the U.S., (ii) an increased promotional environment and (iii) the gross margin differential due to the transition of previously licensed women’s product categories to an in-house wholesale business. These decreases were offset by (i) tariff mitigation actions, (ii) a favorable shift in mix and (iii) lower product costs, including a positive impact of foreign exchange.

•Inventory decreased 5% compared to the prior year period.

•Earnings (loss) before interest and taxes (“EBIT”) on a GAAP basis was $124 million, inclusive of a $12 million positive impact attributable to foreign currency translation, compared to $(332) million in the prior year period. Included in the first quarter of 2025 were noncash goodwill and other intangible asset impairment charges of $480 million, which were primarily due to a significant increase in discount rates. EBIT on a GAAP basis for the first quarter of 2026 and the first quarter of 2025 includes other amounts described under the heading “Non-GAAP Exclusions” later in this release. EBIT on a non-GAAP basis for these periods excludes these amounts.

EBIT on a non-GAAP basis was $131 million, inclusive of the $12 million positive impact attributable to foreign currency translation, compared to $160 million in the prior year period. The decrease includes the impact of a planned increase in marketing and other brand-building investments compared to the prior year period. The Company continues to take a disciplined approach to managing expenses, driving cost efficiencies while making these targeted investments to drive its strategic initiatives.

•Operating margin on a GAAP basis was 6.1% compared to (16.7)% in the prior year period. Operating margin on a non-GAAP basis was 6.5% compared to 8.1% in the prior year period.

•Earnings (loss) per share (“EPS”)

◦GAAP basis: $1.90 compared to $(0.88) in the prior year period.

◦Non-GAAP basis: $2.01 compared to $2.30 in the prior year period.

EPS on both a GAAP and a non-GAAP basis for the first quarter of 2026 includes the positive impact of $0.21 per share related to foreign currency translation.

EPS on a GAAP basis for these periods also includes the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for these periods excludes these amounts.

•Net interest expense decreased to $16 million from $17 million in the prior year period.

•Effective tax rate was 18.9% on a GAAP basis compared to 87.2% in the prior year period. The effective tax rate was 19.1% on a non-GAAP basis compared to 17.1% in the prior year period.

The effective tax rate on a GAAP basis for the first quarter of 2025 included the impact of the $480 million pre-tax noncash goodwill and other intangible asset impairment charges that were recorded in the first quarter of 2025, which were non-deductible for tax purposes and factored into the Company’s annualized effective tax rate. The effective tax rate on a non-GAAP basis for the first quarter of 2025 excluded this impact.

Stock Repurchase Program:
The Company did not make any common stock repurchases under the stock repurchase program during the first quarter of 2026. The Company currently expects to repurchase at least $300 million of shares of its common stock for the full year 2026.

2026 Outlook:

The Company is updating its full year 2026 outlook. The Company’s operating margin outlook is unchanged at approximately 8.8%, but now includes offsetting impacts from the benefit of tariff refunds and the estimated negative prolonged effects from the conflict in the Middle East and its broader macroeconomic pressures. The Company is also updating its revenue outlook to reflect the impact of the challenging macro environment on its EMEA business. The Company continues to expect growth in its Americas and APAC businesses.

The Company’s tariff outlook continues to assume a negative impact related to a full year blended rate of approximately 15% tariffs on goods coming into the U.S., including an approximately $195 million gross impact to full year 2026 EBIT, or approximately $3.30 per share, and a partially offsetting impact of planned mitigation actions, which is unchanged. The Company’s outlook has been updated to reflect approximately $100 million of refunds related to IEEPA tariffs previously paid, which is currently expected to be recognized in the second quarter.

Full Year 2026 Guidance
•Revenue: Projected to be approximately flat on a reported basis compared to a slight increase previously. Projected to decrease slightly on a constant currency basis compared to flat to a slight increase previously.

•Operating margin: Reaffirming outlook of approximately 8.8% on a non-GAAP basis, flat compared to 8.8% on a non-GAAP basis in 2025. Operating margin on a GAAP basis was 2.6% in 2025.

The full year operating margin projection includes:

◦an estimated net negative impact related to the tariffs on goods coming into the U.S., including a gross impact of approximately 215 basis points and a partially offsetting impact of planned mitigation actions; and
◦an estimated positive impact of approximately 100 basis points related to tariff refunds.

•EPS: Reaffirms outlook in a range of $11.80 to $12.10 on a non-GAAP basis compared to $0.52 on a GAAP basis and $11.40 on a non-GAAP basis in 2025.

The full year 2026 EPS projection includes:

◦an estimated net negative impact related to the tariffs on goods coming into the U.S., including a gross impact of approximately $3.30 per share and a partially offsetting impact of planned mitigation actions;
◦an estimated positive impact of approximately $1.70 per share related to tariff refunds; and
◦an estimated positive impact of approximately $0.40 per share related to foreign currency translation.

EPS on a GAAP basis for 2025 included the amounts described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for 2025 excluded these amounts.

•Net interest expense is projected to be approximately $75 million compared to $79 million in 2025.

•Effective tax rate is projected to be in a range of 22% to 23%.

Second Quarter 2026 Guidance
•Revenue: Projected to decrease 3% to 4% compared to the second quarter of 2025 (decrease 4% to 5% on a constant currency basis).

•Operating margin: Projected to be approximately 9.5% on a non-GAAP basis, compared to 8.2% on a non-GAAP basis in the second quarter of 2025. Operating margin on a GAAP basis was 6.1% in the second quarter of 2025.

The second quarter operating margin projection includes an estimated positive impact of approximately 470 basis points related to tariff refunds.

•EPS: Projected to be in a range of $3.00 to $3.10 on a non-GAAP basis compared to $4.63 on a GAAP basis and $2.52 on a non-GAAP basis in the second quarter of 2025.

The second quarter 2026 EPS projection includes an estimated positive impact of approximately $0.05 per share related to foreign currency translation.

EPS on a GAAP basis for the second quarter of 2025 included the amounts described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for the second quarter of 2025 excluded these amounts.

•Net interest expense is projected to decrease to approximately $18 million compared to $22 million in the second quarter of 2025.

•Effective tax rate is projected to be approximately 22%.

The Company is unable to project full year and second quarter 2026 operating margin and EPS on a GAAP basis without unreasonable efforts as it cannot predict or estimate with reasonable certainty whether or when certain items affecting a reconciliation will occur or the amounts of such items. As such, the Company is unable to provide a full reconciliation of its full year and second quarter 2026 operating margin and EPS guidance on a non-GAAP basis to the corresponding measures on a GAAP basis.

The Company will record a pre-tax gain of $25 million in the second quarter of 2026 in connection with the sale of its owned warehouse and distribution center located in Jonesville, NC. The gain will be excluded from the Company’s second quarter 2026 results on a non-GAAP basis and, as such, is excluded from the Company’s non-GAAP guidance.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•Pre-tax gain of $25 million to be recorded in the second quarter of 2026 in connection with the sale of the Company’s owned warehouse and distribution center.
•Pre-tax restructuring costs totaling $7 million incurred in the first quarter of 2026 consisting principally of severance in connection with the Company’s multiyear initiative announced in 2024 to simplify its operating model by centralizing processes and improving systems and automation to drive more efficient, cost-effective ways of working across the organization (the “Growth Driver 5 Actions”).
•Pre-tax restructuring costs totaling $93 million incurred in 2025 consisting principally of severance in connection with the Growth Driver 5 Actions, of which $13 million was incurred in the first quarter, $45 million was incurred in the second quarter, $22 million was incurred in the third quarter, and $13 million was incurred in the fourth quarter.
•Pre-tax gain of $13 million recorded in the fourth quarter of 2025 related to the recognized actuarial gain on retirement plans.
•Pre-tax noncash goodwill and other intangible asset impairment charges of $480 million recorded in the first quarter of 2025, which were primarily due to a significant increase in discount rates.
•Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item was (i) taxable or tax deductible, in which case the tax effect was taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumed no tax effect.

The Company presents constant currency revenue information, which is a non-GAAP financial measure, because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues and can have a significant impact on the Company’s reported revenues. The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).

The Company presents non-GAAP financial measures, including constant currency revenue information, as a supplement to its GAAP results. The Company believes presenting non-GAAP financial measures provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of non-recurring and non-operational amounts and the effects of changes in foreign currency exchange rates, as applicable, and (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding non-recurring and non-operational amounts are also the basis for certain incentive compensation calculations. Non-GAAP financial measures should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The non-GAAP financial measures presented may not be comparable to similarly described measures reported by other companies.

Please see tables 1 through 6 and the sections entitled “Reconciliations of Constant Currency Revenue” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

Investor Contact:
investorrelations@pvh.com

Media Contact:
communications@pvh.com

Conference Call Information:
The Company will host a conference call to discuss its first quarter earnings release on Thursday, June 4, 2026 at 9:00 a.m. Eastern Time. Please log on to the Company’s website at www.PVH.com and go to the Events page in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held. Please log on to www.PVH.com as described above to listen to the replay. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue, earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s ability to realize anticipated benefits and savings from divestitures, restructurings and similar plans, such as the actions taken in recent years to focus on its Calvin Klein and Tommy Hilfiger businesses and its current multiyear initiative to simplify its operating model and achieve cost savings; (iii) the ability to realize the intended benefits from increasing the Company’s direct management and oversight of its Calvin Klein and TOMMY HILFIGER brands (such as the in-process plan to directly operate a significant portion of the businesses for the product categories that are or had been licensed to G-III Apparel Group, Ltd., with the remainder to be re-licensed to other third parties, upon the expirations of the underlying license agreements) and avoid any disruptions in the businesses; (iv) the Company has significant levels of outstanding debt, as well as significant additional borrowing capacity, and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (v) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its direct-to-consumer retail store and digital commerce operations, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy (including inflationary pressures like those currently being experienced globally), fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, consumer sentiment and other factors; (vi) the Company’s ability to manage its growth and inventory; (vii) restrictions, including quotas and the imposition of new or increased duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability, and uncertainties regarding trade regulation, including as a result of the U.S. Supreme Court’s recent ruling that many of the tariffs imposed by the U.S. federal government were unconstitutional which led to the issuance of an executive order imposing tariffs at different rates pursuant to Section 122 of the Trade Act of 1974 (which are currently being challenged in court) and launching investigations under Section 301 of the Trade Act, which could lead to the imposition of new tariffs; (viii) the availability and cost of raw materials; (ix) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (x) the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in (or containing raw materials or components from) certain regions, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Protection; (xi) changes in available factory and shipping capacity, wage and shipping cost escalation, and store closures in any of the countries where the Company’s or its licensees’ or wholesale customers’ or other business partners’ stores are located or products are sold or produced or are planned to be sold or produced, as a result of civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability, such as the current war in Ukraine that led to the Company’s exit from its retail business in Russia and the cessation of its wholesale operations in Russia and Belarus, and the temporary cessation of business by many of its business partners in Ukraine, and the current conflict in the Middle East that has resulted in the closure of some of the Company’s licensees’, wholesale customers’ and other business partners’ stores, as well as increased fuel and oil costs and has impacted inventory availability; (xii) disease epidemics and health-related concerns, such as the recent COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, did result in some of the following) supply-chain disruptions due to closed factories, reduced workforces and production capacity, shipping delays, container and trucker shortages, port congestion and other logistics problems, closed stores, and reduced consumer traffic and purchasing, or governments implement mandatory business closures, travel restrictions or the like, and market or other changes that could result in shortages of inventory available to be delivered to the Company’s stores and customers, order cancellations and lost sales, as well as in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (xiii) actions taken towards sustainability and social and environmental responsibility as part of the Company’s sustainability and social and environmental strategy may not be achieved or may be perceived to be falsely claimed, which could diminish consumer trust in the Company’s brands and the Company’s brands’ values, as well as the potential for adverse consumer response to any sustainability, social or environmental actions taken by the Company; (xiv) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xv) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xvi) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xvii) the impact of new and revised tax legislation and regulations; (xviii) the impacts of the decision by China’s Ministry of Commerce to place the Company on the List of Unreliable Entities, including the impact of any fines imposed, or restrictions or prohibitions on the Company that have the effect of limiting or prohibiting its ability to do business in China; and (xix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information following this Safe Harbor Statement, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Statements of Operations
(In millions, except per share data)

	Quarter Ended
	5/3/26	5/4/25

Revenue	$2,025.1	$1,983.6

Gross profit	1,186.2	1,161.7

Selling, general and administrative expenses	1,074.4	1,023.9

Goodwill and other intangible asset impairments	—	479.5

Non-service related pension and postretirement cost	(0.8)	(1.0)

Equity in net income of unconsolidated affiliates	13.3	10.5

Earnings (loss) before interest and taxes	124.3	(332.2)

Interest expense, net	15.8	17.4

Pre-tax income (loss)	108.5	(349.6)

Income tax expense (benefit)	20.5	(304.8)

Net income (loss)	$88.0	$(44.8)

Diluted net income (loss) per common share (1)	$1.90	$(0.88)

	Quarter Ended
	5/3/26	5/4/25

Depreciation and amortization expense	$62.6	$67.7

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)    Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income (loss) per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures
(In millions, except per share data)

The Company believes it is useful to investors to present its results for the periods ended May 3, 2026 and May 4, 2025 on a non-GAAP basis by excluding (i) the restructuring costs incurred in the first quarters of 2026 and 2025, related to the Company's multiyear initiative to simplify its operating model by centralizing processes and improving systems and automation to drive more efficient, cost-effective ways of working across the organization (the "Growth Driver 5 Actions"), consisting principally of severance; (ii) the noncash goodwill and other intangible asset impairment charges recorded in the first quarter of 2025, which were primarily due to a significant increase in discount rates; and (iii) the tax effects associated with the foregoing pre-tax items. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 6 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended
	5/3/26	5/4/25

Non-GAAP Measures
Selling, general and administrative expenses (1)	$1,067.5	$1,010.7
Goodwill and other intangible asset impairments (2)		—
Earnings before interest and taxes (3)	131.2	160.5
Income tax expense (4)	22.0	24.5
Net income (5)	93.4	118.6
Diluted net income per common share (6)	$2.01	$2.30
Depreciation and amortization expense (7)	$61.4

(1) Please see Table 3 for the reconciliations of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(2) Please see Table 4 for the reconciliation of GAAP goodwill and other intangible asset impairments to goodwill and other intangible asset impairments on a non-GAAP basis.
(3) Please see Table 2 for the reconciliations of GAAP earnings (loss) before interest and taxes to earnings before interest and taxes on a non-GAAP basis. GAAP operating margin is defined as GAAP earnings (loss) before interest and taxes divided by revenue. Operating margin on a non-GAAP basis is defined as earnings before interest and taxes on a non-GAAP basis divided by revenue.

(4) Please see Table 5 for the reconciliations of GAAP income tax expense (benefit) to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(5) Please see Table 1 for the reconciliations of GAAP net income (loss) to net income on a non-GAAP basis.
(6) Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income (loss) per common share to diluted net income per common share on a non-GAAP basis.

(7) Please see Table 6 for the reconciliation of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income (loss) to net income on a non-GAAP basis

	Quarter Ended
	5/3/26	5/4/25

Net income (loss)	$88.0	$(44.8)

Diluted net income (loss) per common share (1)	$1.90	$(0.88)

Pre-tax items excluded:

SG&A expenses associated with the Growth Driver 5 Actions	6.9	13.2

Goodwill and other intangible asset impairments		479.5

Tax effect of the pre-tax items above (2)	(1.5)	(329.3)

Net income on a non-GAAP basis	$93.4	$118.6

Diluted net income per common share on a non-GAAP basis (1)	$2.01	$2.30

(1) Please see Note A in Notes to the Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income (loss) per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 5 for an explanation of the calculation of the tax effects of the above pre-tax items.

Table 2 - Reconciliations of GAAP earnings (loss) before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended
	5/3/26	5/4/25

Earnings (loss) before interest and taxes	$124.3	$(332.2)

Items excluded:

SG&A expenses associated with the Growth Driver 5 Actions	6.9	13.2

Goodwill and other intangible asset impairments		479.5

Earnings before interest and taxes on a non-GAAP basis	$131.2	$160.5

Table 3 - Reconciliations of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

	Quarter Ended
	5/3/26	5/4/25

SG&A expenses	$1,074.4	$1,023.9

Item excluded:

Expenses associated with the Growth Driver 5 Actions	(6.9)	(13.2)

SG&A expenses on a non-GAAP basis	$1,067.5	$1,010.7

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions, except per share data)

Table 4 - Reconciliation of GAAP goodwill and other intangible asset impairments to goodwill and other intangible asset impairments on a non-GAAP basis

Quarter Ended
5/4/25

Goodwill and other intangible asset impairments	$479.5

Item excluded:

Goodwill and other intangible asset impairments	(479.5)

Goodwill and other intangible asset impairments on a non-GAAP basis	$—

Table 5 - Reconciliations of GAAP income tax expense (benefit) to income tax expense on a non-GAAP basis

	Quarter Ended
	5/3/26	5/4/25

Income tax expense (benefit)	$20.5	$(304.8)

Item excluded:

Tax effect of pre-tax items identified as non-GAAP exclusions (1)	1.5	329.3

Income tax expense on a non-GAAP basis	$22.0	$24.5

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluates each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is (i) taxable or tax deductible, in which case the tax effect is taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumes no tax effect. The income tax benefit for the quarter ended May 4, 2025 included the impact of the $480 million pre-tax noncash goodwill and other intangible asset impairment charges that were recorded in the first quarter of 2025, which were non-deductible for tax purposes and factored into the Company’s annualized effective tax rate. The income tax expense on a non-GAAP basis excluded this impact as well as the tax effect of the other pre-tax items identified as non-GAAP exclusions.

Table 6 - Reconciliation of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis

Quarter Ended
5/3/26

Depreciation and amortization expense	$62.6

Item excluded:

Accelerated depreciation associated with the Growth Driver 5 Actions	(1.2)

Depreciation and amortization expense on a non-GAAP basis	$61.4

PVH CORP.
Notes to Consolidated GAAP Statements of Operations
(In millions, except per share data)

A.    The Company computed its diluted net income (loss) per common share as follows:

	Quarter Ended			Quarter Ended
	5/3/26			5/4/25
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net income (loss)	$88.0	$5.4	$93.4	$(44.8)	$163.4	$118.6

Weighted average common shares	45.9		45.9	51.1		51.1
Weighted average dilutive securities	0.5		0.5	—	0.4	0.4
Total shares	46.4		46.4	51.1		51.5

Diluted net income (loss) per common share	$1.90		$2.01	$(0.88)		$2.30

(1) Represents the impact on net income in the quarter ended May 3, 2026 from the elimination of the restructuring costs related to the Growth Driver 5 Actions; and the tax effect associated with the foregoing. Please see Table 1 for the reconciliations of GAAP net income (loss) to net income on a non-GAAP basis.

(2) Represents the impact on net (loss) income in the quarter ended May 4, 2025 from the elimination of (i) the restructuring costs related to the Growth Driver 5 Actions; (ii) noncash goodwill and other intangible asset impairment charges; and (iii) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliations of GAAP net income (loss) to net income on a non-GAAP basis. Adjustments to weighted average dilutive securities for the quarter ended May 4, 2025 represent the dilutive impact of securities included in the non-GAAP diluted net income per share calculations. The GAAP diluted net loss per share calculation for the quarter ended May 4, 2025 excluded these potentially dilutive securities because there was a GAAP net loss for the period, and, as such, the inclusion of these securities would have been anti-dilutive.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	5/3/26	5/4/25
ASSETS
Current Assets:
Cash and Cash Equivalents	$592.5	$191.0
Receivables	918.7	872.8
Inventories	1,510.2	1,596.0
Other Assets	341.6	357.1
Assets Held For Sale (1)	12.3	16.7
Total Current Assets	3,375.3	3,033.6
Property, Plant and Equipment	639.0	720.2
Operating Lease Right-of-Use Assets	1,822.1	1,243.0
Goodwill and Other Intangible Assets	5,098.3	4,997.1
Other Assets	406.9	678.5
TOTAL ASSETS	$11,341.6	$10,672.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,660.5	$1,809.3
Current Portion of Operating Lease Liabilities	339.6	294.0
Short-Term Borrowings	—	115.0
Current Portion of Long-Term Debt	12.9	512.2
Other Liabilities	562.4	515.4
Long-Term Portion of Operating Lease Liabilities	1,602.1	1,088.2
Long-Term Debt	2,269.4	1,720.1
Stockholders’ Equity	4,894.7	4,618.2
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,341.6	$10,672.4

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

(1) Assets held for sale include a building and other assets related to a Company-owned warehouse and distribution center. The Company completed the sale of the building and related assets on May 11, 2026.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended
	5/3/26	5/4/25
Europe, the Middle East and Africa (“EMEA”)	$946.1	$927.7

Americas	602.9	608.4

Asia-Pacific (“APAC”)	387.0	351.7

Licensing	89.1	95.8

Total Revenue	$2,025.1	$1,983.6

REVENUE BY BRAND
	Quarter Ended
	5/3/26	5/4/25
Tommy Hilfiger	$1,077.3	$1,048.1

Calvin Klein	895.2	886.1

Heritage Brands	52.6	49.4

Total Revenue	$2,025.1	$1,983.6

EARNINGS (LOSS) BEFORE INTEREST AND TAXES BY SEGMENT
	Quarter Ended 5/3/26			Quarter Ended 5/4/25
	Results under GAAP	Adjustments	Non-GAAP Results	Results under GAAP	Adjustments	Non-GAAP Results
EMEA	$152.4		$152.4	$149.4		$149.4

Americas	50.9		50.9	60.8		60.8

APAC	89.4		89.4	79.0		79.0

Licensing	74.9		74.9	80.7		80.7

Corporate and other (1)	(236.4)		(236.4)	(209.4)		(209.4)

Restructuring and other items (2)(3)	(6.9)	$6.9	—	(492.7)	$492.7	—

Earnings (Loss) before interest and taxes	$124.3	$6.9	$131.2	$(332.2)	$492.7	$160.5

(1) Corporate and other includes costs that are not specific to any particular segment, primarily consisting of (i) global brand costs, which include centrally managed marketing, design, and merchandising costs; (ii) corporate expenses, which include centrally managed information technology costs, including network, infrastructure and global systems; expenses for senior corporate management; and expenses for corporate support functions including finance, human resources, legal and information security; and (iii) intangible asset amortization.

(2) Restructuring and other items for the quarter ended May 3, 2026 consists of the restructuring costs related to the Growth Driver 5 Actions. Restructuring and other items on a non-GAAP basis excludes this amount.

(3) Restructuring and other items for the quarter ended May 4, 2025 consists of (i) the restructuring costs related to the Growth Driver 5 Actions; and (ii) the noncash goodwill and other intangible asset impairment charges. Restructuring and other items on a non-GAAP basis excludes these amounts.

PVH CORP.
Reconciliations of Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant impact on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Positive Impact of Foreign Exchange	Constant Currency
	5/3/26	5/4/25
Total Revenue	$2,025.1	$1,983.6	2.1%	4.4%	(2.3)%

EMEA	$946.1	$927.7	2.0%	7.3%	(5.3)%
Americas	602.9	608.4	(0.9)%	0.8%	(1.7)%
APAC	387.0	351.7	10.0%	4.2%	5.8%

Tommy Hilfiger	$1,077.3	$1,048.1	2.8%	4.8%	(2.0)%
Calvin Klein	895.2	886.1	1.0%	3.9%	(2.9)%

Owned and Operated Stores	$698.9	$663.0	5.4%	3.7%	1.7%
Owned and Operated Digital Commerce	170.1	153.5	10.8%	4.4%	6.4%
Total Direct-to-Consumer	$869.0	$816.5	6.4%	3.9%	2.5%

Wholesale	$1,067.0	$1,071.3	(0.4)%	5.1%	(5.5)%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

Reconciliation of Constant Currency Revenue Guidance

Second Quarter 2026 (Estimated)

GAAP revenue decrease	(3)% to (4)%
Positive impact of foreign exchange	1%
Non-GAAP revenue decrease on a constant currency basis	(4)% to (5)%

Please refer to the section entitled "Reconciliations of Constant Currency Revenue on page 16 of this release for a description of the presentation of constant currency amounts.

Reconciliations of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis

	Full Year 2025			Second Quarter 2025
	(Actual)			(Actual)
(In millions, except per share data)	Results Under GAAP	Adjustments (1)	Non-GAAP Results	Results Under GAAP	Adjustments (2)	Non-GAAP Results

Net income	$25.3	$527.9	$553.2	$224.2	$102.0	$122.2
Total weighted average shares	48.5		48.5	48.5		48.5

Diluted net income per common share	$0.52		$11.40	$4.63		$2.52

(1) Represents the impact on net income in the year ended February 1, 2026 from the elimination of (i) the $13 million recognized actuarial gain on retirement plans; (ii) the $93 million restructuring costs related to the Growth Driver 5 Actions; (iii) the $480 million noncash goodwill and other intangible asset impairment charges; and (iv) a $32 million tax benefit associated with the foregoing pre-tax items.

(2) Represents the impact on net income in the quarter ended August 3, 2025 from the elimination of (i) the $45 million restructuring costs related to the Growth Driver 5 Actions; and (ii) a $147 million tax benefit associated with (a) the foregoing pre-tax item and (b) the non-deductible noncash goodwill and other intangible asset impairment charges that were recorded in the first quarter of 2025 and factored into the Company’s annualized effective tax rate.